Exhibit 99.1

John L. Walsh to Retire from UGI’s Board of Directors
September 30, 2022

VALLEY FORGE, PA, Sep. 30, 2022– UGI Corporation (NYSE: UGI) announced today that John L. Walsh will retire from the UGI Board at the annual meeting of shareholders to be held in January 2023.
Frank S. Hermance, UGI’s Chair of the Board of Directors, stated, “On behalf of the entire UGI Board, I would like to thank John for his guidance, leadership and many years of dedicated service as an executive and as a member of the Board. We are particularly grateful to John for ensuring a smooth and successful CEO transition to Roger Perreault and his thoughtful contributions in the boardroom. While we will miss John’s valuable insights, we wish him a happy and healthy retirement.”

Roger Perreault, UGI’s President and CEO, commented, “I am grateful to John for his guidance and mentorship throughout the years and appreciate the example John set everyday with his unwavering commitment to our shareholders, employees, customers and other stakeholders. I will personally miss having John as a member of the Board, but wish him all the best in his well-deserved retirement.”

Reflecting on his many years as a Director of UGI, Mr. Walsh remarked, “It has been an honor to serve on the UGI board for the past 17 years. It is an outstanding and insightful board totally committed to UGI’s success. While I will greatly miss working with Frank, Roger and my board colleagues, I look forward to UGI’s future growth and success as our dedicated teams deliver superior energy solutions to our customers and communities.”

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, the Netherlands and the UK.
Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.
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